EXHIBIT 35.1

Internal

SERVICER COMPLIANCE STATEMENT

Re: Mercedes-Benz Financial Services USA LLC, in its capacity as Servicer (the “Servicer”) under the Amended and Restated Servicing Agreement, dated as of March 1, 2009, among Mercedes-Benz Vehicle Trust, successor by merger to Daimler Trust, as Titling Trust, Collateral Title Co., f/k/a Daimler Title Co., as Collateral Agent, and Mercedes-Benz Financial Services USA LLC, as Lender and as Servicer (the “Servicing Agreement”), and under the 2021-B Servicing Supplement, dated as of June 1, 2021, among the same parties (the “Servicing Supplement”) for the period from January 1, 2022, to December 31, 2022 (the “Reporting Period”)

I, Brian T. Stevens, certify that:

(a)	A review of the Servicer’s activities during the Reporting Period and of its performance under the Servicing Agreement and the Servicing Supplement has been made under my supervision.

(b)	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement and the Servicing Supplement in all material respects throughout the Reporting Period.

Dated: March 16, 2023

/s/ Brian T. Stevens
Name: Brian T. Stevens Title: Vice President and Controller